UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Newfield Exploration Company

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NEWFIELD EXPLORATION COMPANY
Houston, Texas
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 1, 2008
     To the stockholders of Newfield Exploration Company:
     Our 2008 annual meeting of stockholders will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 1, 2008, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas, for the following purposes:
     (1) to elect 12 directors to serve until our 2009 annual meeting of stockholders;
     (2) to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2008; and
     (3) to transact such other business as may properly come before such meeting or any adjournment thereof.
     The close of business on March 3, 2008, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof.
     You are cordially invited to attend the meeting.
By order of the Board of Directors,

Terry W. Rathert
Secretary
March 17, 2008

YOUR VOTE IS IMPORTANT
You are urged to vote your shares via the Internet, our toll-free telephone number or by signing, dating and promptly returning your proxy card in the enclosed envelope.

NEWFIELD EXPLORATION COMPANY
363 N. Sam Houston Parkway E.
Suite 2020
Houston, Texas 77060
(281) 847-6000
www.newfield.com
PROXY STATEMENT
For the 2008 Annual Meeting of Stockholders
     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Newfield Exploration Company to be voted at Newfield’s 2008 annual meeting of stockholders to be held at 11:00 a.m., Central Daylight Time, on May 1, 2008, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas or at any adjournment thereof. This proxy statement and the form of proxy/voting instruction card will be first mailed, given or otherwise made available to stockholders on or about March 18, 2008.
ABOUT THE MEETING
What is the purpose of the meeting?
     The purpose of the meeting is to:
•	elect 12 directors;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2008; and

•	transact such other business as may properly come before the meeting or any adjournment thereof.
Am I entitled to vote at the meeting?
     Only stockholders of record on March 3, 2008, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.
What are my voting rights as a stockholder?
     Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors.
How do I vote?
     Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendations of our Board.
     You may vote by proxy three ways:
•	By Internet: Visit the website http://www.voteproxy.com and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Daylight Time, on April 30, 2008.

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on April 30, 2008.

•	By Mail: Mark your proxy/voting instruction card, date and sign it and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10273-0923.
IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO
NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.
Can I change my vote?
     Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy or by attending the meeting and voting in person. Stockholders who vote by telephone or the Internet may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote is the one that will be counted.
What constitutes a quorum?
     Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 3, 2008, the record date for the meeting, there were 131,683,226 shares of our common stock outstanding.
What are your Board’s recommendations?
     Our Board recommends a vote:
•	“For” each of the 12 nominees proposed for election as directors; and

•	“For” ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2008.
If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
     The 12 nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.
     Approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for 2008 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against ratification.
Important Notice Regarding the Availability of Proxy Materials
     The notice of the meeting, this proxy statement and our 2007 annual report (which includes our annual report on Form 10-K for the year ended December 31, 2007) are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=63798&p=proxy.

     We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock. The costs of the solicitation will be borne by us.
ITEM 1.
ELECTION OF DIRECTORS
Nominees for Directors
     The Nominating & Corporate Governance Committee of our Board has nominated the 12 persons named below for election as directors at our 2008 annual meeting of stockholders. If elected, each director will serve until our 2009 annual meeting of stockholders and thereafter until his or her successor has been elected and qualified. Unless instructions to the contrary are given, all properly executed and delivered proxies will be voted for the election of these 12 nominees as directors. If any nominee is unable to serve, the proxy holders will vote for such other person as may be nominated by the Nominating & Corporate Governance Committee.

Nominees	Principal Occupation and Directorships	Director Since	Age(1)
David A. Trice	Chairman, President and Chief Executive Officer of Newfield; Director, Hornbeck Offshore Services, Inc., Grant Prideco Inc. and New Jersey Resources Corporation	2000	59

Howard H. Newman	President and Chief Executive Officer of Pine Brook Road Partners, LLC	1990	60

Thomas G. Ricks	Chief Investment Officer of H&S Ventures L.L.C.	1992	54

C. E. (Chuck) Shultz	Chairman and Chief Executive Officer of Dauntless Energy Inc.; Chairman of Canadian Oil Sands Ltd.; Director, Enbridge Inc.	1994	68

Dennis R. Hendrix	Retired Chairman of PanEnergy Corp; Director, Grant Prideco Inc. and Spectra Energy Corp.	1997	68

Philip J. Burguieres	Chairman and Chief Executive Officer of EMC Holdings, LLC; Vice Chairman of Houston Texans; Chairman Emeritus, Weatherford International, Inc.; Director, FMC Technologies, Inc.	1998	64

John Randolph Kemp III	Retired President, Exploration Production, Americas of Conoco Inc.	2003	63

J. Michael Lacey	Retired Senior Vice President — Exploration and Production of Devon Energy Corporation	2004	62

Joseph H. Netherland	Chairman of the Board of FMC Technologies, Inc.	2004	61

J. Terry Strange	Retired Vice Chairman of KPMG, LLP; Director, BearingPoint, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation	2004	64

Pamela J. Gardner	President, Business Operations of Houston McLane Company d/b/a Houston Astros Baseball Club	2005	51

Juanita F. Romans	Chief Executive Officer of Memorial Hermann — Texas Medical Center	2005	57

(1)	As of February 29, 2008.

     Each of the director nominees has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
     Mr. Trice was named Chairman of the Board of our company in September 2004.
     Mr. Newman has served as the President and Chief Executive Officer of Pine Brook Road Partners, LLC and its predecessor since April 2006. Mr. Newman was a general partner of Warburg, Pincus & Co. from January 1987 to April 2005 and was Vice Chairman and Senior Advisor of Warburg Pincus LLC from January 2001 to April 2006.
     Mr. Netherland was President and Chief Executive Officer of FMC Technologies, Inc. from February 2001 to March 2006.
     Mr. Lacey retired from Devon Energy Corporation in February 2004. Throughout his 15 years with Devon, Mr. Lacey directed Devon’s worldwide exploration and production effort.
     Ms. Romans was Senior Vice President of Memorial Hermann Healthcare System and Chief Executive Officer of Memorial Hermann Hospital from January 2003 to June 2006.

Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth beneficial ownership information, unless otherwise indicated, as of February 29, 2008 with respect to (a) each person known by us to own beneficially 5% or more of our outstanding common stock, (b) each of the named executive officers (see “Executive Compensation”), (c) each of our directors and (d) all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Wellington Management Company, LLP(2)	14,045,577	10.7
Capital Research and Management Company(3)	13,977,000	10.6
FMR LLC (4)	7,567,660	5.7
ClearBridge Advisors, LLC(5)	6,702,766	5.1
David A. Trice	680,565	*
Terry W. Rathert	287,014	*
Lee K. Boothby	110,209	*
Gary D. Packer	154,535	*
William D. Schneider	157,191	*
Philip J. Burguieres	19,166	*
Dennis R. Hendrix	29,704	*
John Randolph Kemp III	9,156	*
J. Michael Lacey	5,644	*
Joseph H. Netherland	5,644	*
Howard H. Newman	176,382	*
Thomas G. Ricks	10,872	*
C. E. Shultz	20,282	*
J. Terry Strange	5,644	*
Pamela J. Gardner	4,648	*
Juanita F. Romans	4,684	*
Executive officers and directors as a group (consisting of 28 persons)(6)	2,480,048	1.9

*	Less than 1%

(1)	Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any pecuniary interest in the shares, or if such person has the right to acquire the power to vote or dispose of the shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Trice, Rathert, Boothby, Packer and Schneider include 200,000, 120,000, 7,500, 48,000 and 25,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by our executive officers and directors as a group include 575,300 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2)	All of the information in the table and in this note with respect to Wellington Management Company, LLP (Wellington) is based solely on the Schedule 13G filed by Wellington with the SEC on February 14, 2008. Wellington, in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, which are held of record by clients of Wellington. Wellington’s address is 75 State Street, Boston, MA 02109.

(3)	All of the information in the table and in this note with respect to Capital Research and Management Company (CRMC), Capital Research Global Investors (CRGI), Capital World Investors (CWI) and The Growth Fund of America, Inc. (GFA) is based solely on the Schedule 13G/A filed by CRMC with the SEC on February 13, 2008, the Schedule 13G filed by CRGI with the SEC on February 11, 2008, the Form 13F for the calendar year ended December 31, 2007 filed by CWI with the SEC on February 13, 2008 and the Schedule 13G filed by GFA with the SEC on February 12, 2008. CRMC manages equity assets for various investment companies through two divisions — CRGI and CWI. GFA is an investment company advised by CRMC through CRGI. The shares reported by GFA as beneficially owned by it are included in the shares CRGI reported that it beneficially owned. CRMC’s address is 333 South Hope Street, Los Angeles, CA 90071.

(4)	All of the information in the table and in this note with respect to FMR LLC (FMR), Fidelity Management & Research Company (Fidelity), Edward C. Johnson 3d (Johnson) and Fidelity International Limited (FIL) is based solely on the Schedule 13G filed by FMR with the SEC on February 14, 2008. Fidelity, a wholly owned subsidiary of FMR, beneficially owns 5,832,500 shares as a result of acting as an investment advisor to various investment companies. Two additional wholly owned subsidiaries of FMR beneficially own a total of 14,260 shares as a result of acting as investment advisers to institutional accounts, non-U.S. mutual funds, investment companies and individuals. Members of the family of Johnson, chairman of FMR and FIL, may be deemed to form a controlling group with respect to FMR. FIL beneficially owns 1,720,000 shares as a result of FIL and various foreign-based subsidiaries providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled predominantly by members of Johnson’s family, or trusts for their benefit, may be deemed to control FIL. FMR’s address is 82 Devonshire Street, Boston, MA 02109.

(5)	All of the information in the table and in this note with respect to ClearBridge Advisors, LLC (ClearBridge) and Smith Barney Fund Management LLC (Smith Barney) is based solely on the Schedule 13G filed jointly by ClearBridge and Smith Barney as a group. ClearBridge beneficially owns 6,675,753 shares and Smith Barney beneficially owns 27,013 shares. ClearBridge’s and Smith Barney’s address is 399 Park Avenue, New York, NY 10022.

(6)	None of the shares beneficially owned by our executive officers and directors has been pledged as security for an obligation.
CORPORATE GOVERNANCE
     Set forth below in question and answer format is a discussion about our corporate governance policies and practices, some of which have been modified since last year’s annual meeting, and other matters relating to our Board and its committees.
General
     Have you adopted corporate governance guidelines?
     Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession and performance evaluations of our Board.
     Have you adopted a code of ethics and conduct?
     Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.
     How can I view or obtain copies of your corporate governance materials?
     The guidelines and codes mentioned above as well as the charters for each significant standing committee of our Board are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or the Internet as follows:
Newfield Exploration Company
Attention: Investor Relations
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(281) 405-4284
http://www.newfield.com
Board of Directors
     How many independent directors do you have? How do you determine whether a director is independent?
     Our Board has affirmatively determined that 11 of the 12 nominees for director are “independent” as that term is defined by NYSE rules. In making this determination, our Board considered transactions and relationships between each director nominee or his or her immediate family and our company and its subsidiaries, including those reported below under “Compensation Committee Interlocks and Insider Participation” and “Interests of Management and Others in Certain Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the directors nominated for election at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of David A. Trice, who is a management employee of our company. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of our company.
     How many times did your Board meet last year?
     Our Board met in person or by conference telephone seven times during 2007.
     Did any of your directors attend fewer than 75% of the meetings of your Board and his or her assigned committees during 2007?
     No.
     Do you have a policy regarding director attendance at annual meetings of stockholders?
     Our directors are strongly encouraged to attend annual meetings, but we do not have a formal policy regarding attendance. All of our directors attended the 2007 annual meeting.
     Do your non-management directors and independent directors meet in executive session?
     Yes, our non-management directors and independent directors meet separately on a regular basis — usually at each regularly scheduled meeting of our Board. All of our non-management directors are independent. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. Our corporate governance guidelines also provide that executive sessions will be presided over by our “Lead Director.” C. E. (Chuck) Shultz has served as our Lead Director since July 2005.
     How can interested parties communicate directly with your non-management directors?
     We have established a toll-free Ethics Line so that investors, employees and other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to our non-management directors on a direct and confidential basis. The telephone number for the Ethics Line is 1-866-843-8694. Additional information is available on our website at http://www.newfield.com under the tab “Corporate Governance — Overview.”
     How are your directors compensated?
     See “Executive Compensation — Non-Employee Director Compensation” beginning on page 25 for information about our director compensation.
Committees
     Does your Board have any standing committees?
     Yes, our Board presently has the following significant standing committees:
•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.
Each of these committees is composed entirely of independent directors.

     Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
     Yes, our Board has adopted a charter for each of these committees. The charters are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab. We also will provide stockholders with a free copy of the charters upon request. See “How can I view or obtain copies of your corporate governance materials?” on page 6 for information about requesting copies from us.
Audit Committee
     What does the Audit Committee do?
     The primary purposes of the committee are:
•	appointing, retaining and terminating our independent accountants;

•	monitoring the integrity of our financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of our independent accountants;

•	evaluating the performance of our internal audit function and independent accountants; and

•	monitoring our compliance with legal and regulatory requirements.
The Audit Committee also prepares a report each year in conformity with SEC rules for inclusion in the proxy statement for our annual meeting.
     Who are the members of the committee?
     The committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Ricks serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2009 annual meeting of stockholders. Mr. Strange also serves on the audit committees of BearingPoint, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee will not impair the ability of Mr. Strange to serve effectively on our Audit Committee.
     Does the committee have an audit committee financial expert?
     Yes, our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that each of Messrs. Ricks and Strange are independent of our company under NYSE standards.
     How many times did the committee meet last year?
     The committee held six meetings in person or by telephone conference during 2007.
Compensation & Management Development Committee
     What does the Compensation & Management Development Committee do?
     The primary purposes of the committee are:
•	reviewing, evaluating and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in the proxy statement for our annual meeting;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.
The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The committee may delegate some or all of its authority to subcommittees when it deems appropriate.
     Who are the members of the committee?
     The committee currently consists of Philip J. Burguieres, Dennis R. Hendrix, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland and C. E. (Chuck) Shultz, with Mr. Shultz serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2009 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held four meetings in person or by telephone conference during 2007.
     What are the committee’s processes and procedures for consideration and determination of executive compensation?
     Executive compensation is reviewed at least annually by the committee. With limited exceptions, the committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards. The committee may delegate some or all of its authority to subcommittees when it deems appropriate. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Process” beginning on page 12 for more information.
Nominating & Corporate Governance Committee
     What does the Nominating & Corporate Governance Committee do?
     The primary purposes of the committee are:
•	advising our Board about the appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our annual meetings of stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board;

•	recommending to committees the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-employee directors;

•	advising our Board about corporate governance practices, developing and recommending appropriate corporate governance practices and policies and assisting in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.
     Who are the members of the committee?
     The committee currently consists of Philip J. Burguieres, Pamela J. Gardner, Juanita F. Romans, Dennis R. Hendrix, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks and J. Terry Strange, with Mr. Hendrix serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2009 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held two meetings in person or by telephone conference during 2007.
     What guidelines does the committee follow when considering a director nominee for a position on your Board?
     The committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.
     Does the committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?
     Yes, the committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such suggestions, together with appropriate biographical information, should be submitted to the Chairman of the Nominating & Corporate Governance Committee, c/o Terry W. Rathert, Secretary, Newfield Exploration Company, 363 N. Sam Houston Pkwy. E., Suite 2020, Houston, Texas 77060.
     What are the committee’s processes and procedures for consideration and determination of director compensation?
     The committee has the sole authority to approve the compensation structure for all of our non-employee directors. The committee may delegate some or all of its authority to subcommittees when it deems appropriate.
     Director compensation is reviewed at least annually by the committee. The committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations to us without jeopardizing their independence.
     The increase in director compensation following our 2007 annual meeting of stockholders was intended to place our director compensation at or near the 50th percentile of a selected group of peer companies. To assist it in its evaluation, the committee obtained industry data from Hewitt Associates LLC, a consulting firm. The selected group included Apache Corporation, Cabot Oil & Gas Corporation, Forest Oil Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources Company and Pogo Producing Company.
     In February 2008, the committee determined that no changes to director compensation were necessary at that time.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our Compensation & Management Development Committee oversees the administration of compensation programs applicable to all of our employees. With limited exceptions, the committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of current and long-term cash awards under our incentive compensation plan (which is described on page 13) and grants of long-term equity awards. Exceptions include promotions and compensation adjustments made for competitive purposes. Because this analysis addresses 2007 compensation, it discusses some of the compensation determinations made in February 2007 (increases in base salary and grants of shares of restricted stock and restricted stock units) and some of the determinations made in February 2008 (grants of awards under our incentive compensation plan relating to 2007).
     Compensation Objectives. Our compensation program is designed to attract and retain key employees and encourage growth in long-term stockholder value. The oil and gas industry has experienced robust conditions for the past several years, resulting in fierce competition for talented geoscientists and petroleum engineers. We believe that it is imperative that we maintain highly competitive compensation programs to attract and retain quality personnel.
     The cornerstone of our compensation program at all levels is “pay for performance.” We measure performance at individual and corporate levels. To achieve our objectives, we have structured our compensation program for executive officers to include a base salary, current and long-term cash awards under our performance-based incentive compensation plan and grants of long-term equity awards. Historically, we have set base salaries for our executive officers below the median for comparable positions at a selected group of peer companies in our industry. This places a large percentage of our executive officers’ compensation “at risk.”
     Our incentive compensation plan rewards profitability. We do not grant significant awards under our incentive compensation plan to our executive officers during years of lower profitability. Our incentive compensation plan is also designed to reward individual performance. Individual awards are granted based upon an executive’s impact during the year and his or her overall value to our company. In determining overall value, we take into account long-term performance, leadership, mentoring skills and other intangible qualities that contribute to corporate and individual success.
     Awards under our incentive compensation plan generally exceed industry average bonuses. We use current awards under the plan to keep current cash compensation for our executive officers competitive with industry peers and to balance the total cash portion of our compensation package when justified by performance. We use long-term cash awards under the plan and grants of long-term equity awards as retention incentives for employees and as an attempt to remain competitive with awards granted to persons in comparable positions for comparable performance in our industry. Usually, a significant portion of the awards granted to our executive officers under our incentive compensation plan are long-term cash awards that are paid out in four equal annual installments. With a few exceptions, executives are entitled to long-term awards only if they remain employed by us through the date of payment of the awards. We use these long-term awards along with grants of long-term equity awards as incentives to retain our executives and to align their interests with the interests of our stockholders.
     We take into account the following items of corporate performance in making compensation decisions for our executive officers:
•	our financial and operational performance for the year measured against our budget, after taking into account industry conditions, and against our peers;

•	total return to our stockholders as compared to our peers;

•	capital efficient growth of oil and natural gas reserves and production as measured against annual goals and objectives;

•	projected future growth through the development of existing projects, the creation and capture of new oil and gas plays and the potential for new transactions;

•	leadership and representation of our company; and

•	contribution to the overall success of our company.
     Compensation Process. The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The managers of our operating and service units (most of whom are executive officers) are primarily responsible for evaluating and making recommendations regarding annual incentive compensation and equity awards with respect to those employees assigned to his or her unit. These recommendations are reviewed by an executive team consisting of our chief executive officer and several other senior executive officers. After preparing his own evaluation of each unit manager and the other executive officers, our chief executive officer makes recommendations to the committee. The committee has retained Hewitt Associates LLC, a consulting firm, to assist it in compensation matters.
     Role of Consultant. Hewitt assists the committee and our chief executive officer in developing a competitive total compensation program that is consistent with our philosophy of “pay for performance” and that will allow us to attract and retain top executives. Hewitt’s services include providing an annual comprehensive evaluation of the compensation of our top executive officers and their counterparts at a group of peer companies. The evaluation consists of a comparison of each element of compensation and a comparison of total compensation.
     Chief Executive Officer. Our chief executive officer provides the committee with an evaluation of his performance that is based upon the items listed above and his achievement of goals provided to the committee early each year. The committee evaluates our chief executive officer on these and other criteria. The total compensation package for our chief executive officer is determined based on this evaluation and input from Hewitt. This package reflects his performance, the performance of our company and competitive industry practices.
     Other Executive Officers. Our chief executive officer makes recommendations to the committee on all compensation actions (other than his own compensation) affecting our executive officers. In developing his recommendation for an executive officer, our chief executive officer considers the self-evaluation prepared by the executive officer, the recommendations of our executive team to the extent applicable, input from Hewitt and his own evaluation. Our chief executive officer’s evaluation includes an assessment of the impact that the executive officer has had on our company during the award year and the executive officer’s overall value to the company as a senior leader. The assessment covers leadership and management capability, potential for future advancement and contributions to the long-term success of our company.
     The committee is provided with a summary of the self-evaluations of the executive officers and a summary of our chief executive officer’s evaluation along with the summaries for the past two or three years, which are used to assess long-term performance. Hewitt reviews and provides comments to the committee on our chief executive officer’s recommendations. The committee considers the information and recommendations provided by our chief executive officer and Hewitt when it establishes base salaries, current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards.
     For purposes of the February 2007 compensation review process at which base salaries and grants of long term equity awards were considered, the peer companies included in Hewitt’s evaluation were Apache Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company and Pogo Producing Company.
     In November 2007, Hewitt provided its evaluation to the committee for use in the February 2008 compensation review process at which current and long-term cash awards under our incentive compensation plan for the 2007 plan year would be determined. The peer group for this evaluation was identical except that Pogo was dropped from the group because it was acquired by Plains Exploration & Production in November 2007. During the February 2008 review process, in light of consolidation in the industry and to provide an expanded perspective on the labor market for executive talent in our industry, the committee also considered supplemental market data based on a second group of peer companies, which included all 10 in the November 2007 evaluation, our company and an additional

16 companies. Those 16 companies are Anadarko Petroleum Corporation, BHP Billiton Ltd., BP plc, Chevron Corp., ConocoPhillips, Devon Energy Corporation, Dominion Resources Inc., El Paso Corp., EnCana Corp., Hess Corporation, Hunt Petroleum Corp., Marathon Oil Corp., Occidental Petroleum Corp., Samson Oil & Gas Limited, Southwestern Energy Company, Total SA, Williams Companies Inc. and XTO Energy Inc. The committee’s review of market data confirmed that prevailing total compensation among the named executive officers, other than Mr. Trice, generally fell between the 50th and 75th percentiles among peers and Mr. Trice’s prevailing total compensation approximated the 25th percentile among peers.
     Elements of Compensation. Our compensation program for executive officers includes a base salary, current and long-term cash awards under our incentive compensation plan and grants of long-term equity awards. We also encourage our executive officers to save for retirement by matching (subject to the limits described below) each executive’s contribution to our 401(k) plan and deferred compensation plan for highly compensated employees. We do not, however, offer defined pension benefits or significant perquisites to our executive officers.
     Base Salary. Base salaries for executive officers are generally set below the median for comparable positions within our industry. As a result, a large portion of each executive officer’s compensation is dependent upon corporate and individual performance.
     Current and Long-Term Cash Awards Under Our Incentive Compensation Plan. Our incentive compensation plan provides for the creation each calendar year of an award pool that is generally equal to 5% of our adjusted net income (as defined in the plan) plus the revenues attributable to designated overriding royalty or similar interests bearing on the interests of certain third party participants plus forfeitures of prior period awards. In general, 85% of the annual award pool must be awarded to participants each year and any amount remaining in the pool is carried forward to the next year. All awards are paid in cash. Historically, the vast majority of awards have consisted of both a current and a long-term portion. Long-term cash awards are paid in four annual installments, each installment consisting of 25% of the long-term award plus interest. Usually, a significant portion of the grants under the plan are in the form of long-term awards (36% in the aggregate and 47% for executive officers for the 2007 plan year and 38% in the aggregate and 48% for executive officers for the 2006 plan year). Generally, employees are entitled to an installment of a long-term award only if they remain employed by us through the date of payment of the installment. Employees that have been continuously employed by us since December 31, 1992, which includes Messrs. Rathert and Schneider, are entitled to regular installments of their long-term awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).
     In addition to rewarding executive officers for our company’s profitability, we grant awards under our incentive compensation plan to reward individual performance that contributed to the performance of our company. Annual current awards are set to bring total cash compensation to a competitive level for comparable positions within our industry if justified by performance. Long-term cash awards are long-term incentives designed to smooth out compensation in high and low net income years and as a retention incentive.
     Long-Term Equity Awards Under Our Omnibus Stock Plans. We provide equity-based compensation and incentives to our executive officers through the award of restricted shares with performance-based vesting. We also may provide equity-based compensation and incentives to our executive officers through the award of time vested shares of restricted stock, restricted stock units or stock options. Long-term equity awards are granted to executive officers as a reward for performance and to align their interests with the long-term growth and profitability of our company. The amount of each award is based upon individual performance and industry trends. Amounts realizable from prior equity-based awards also are considered in setting the amount of each award.
     Savings/Deferred Compensation Plans. Our 401(k) plan and deferred compensation plan for highly compensated employees allow an eligible executive to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the executive’s base salary.
     Perquisites. We do not provide any significant perquisites to our executive officers.
     Stock Ownership. We do not have stock ownership requirements or guidelines for our executive officers. However, all of our executive officers receive a significant amount of their total compensation in the form of grants of long-term equity awards. Our employees and directors generally are prohibited from trading in any derivatives related to our stock.

     Financial Restatements. Our Board has not adopted a formal policy regarding the effects of a financial restatement on prior awards. Our incentive compensation plan, however, provides for adjustments to future award pools for financial restatements.
     Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit.
     The committee’s primary goal is to design compensation strategies that further the best interests of our company and our stockholders. To the extent not inconsistent with that goal, we attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expense. The performance-based restricted stock awards granted in 2006 and 2007 under our omnibus stock plans are designed to qualify as performance-based compensation for purposes of Section 162(m). However, the shares of restricted stock awarded in 2003, the time vested shares of restricted stock and restricted stock units awarded in 2007 and all awards under our incentive compensation plan do not qualify as performance-based compensation for purposes of Section 162(m).
     2007 Executive Compensation. Hewitt’s evaluations and the supplemental market data described above provided valuable data points in the committee’s consideration of the level of total compensation for our executive officers and for allocations between current and long-term awards under our incentive compensation plan. Specific actions taken by the committee regarding 2007 compensation for our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers (these five executive officers are referred to as the “named executive officers”) are summarized below.
     Base Salary. In February 2007, the annual base salaries for our named executive officers were increased by about 5%. The adjustments were based on peer group information, general levels of market salary increases, cost of living adjustments, individual performance and our overall financial and operating results, without any specific relative weight assigned to any of these factors. In connection with Mr. Boothby’s promotion to Senior Vice President–Acquisition and Business Development and his relocation from our Tulsa, Oklahoma office to our corporate headquarters in Houston, Texas, his annual base salary was increased from $225,000 to $300,000 effective October 1, 2007. Consistent with our “pay for performance” philosophy, base salaries for our named executive officers represented between 10% and 12% of their total compensation for 2007.
     Incentive Compensation Awards. The 2006 available award pool was $45.8 million and $42.3 million of awards were granted under the plan. For 2007, the potential award pool was $58.3 million and $43.7 million of awards were granted under the plan. Because of the extraordinary nature of the $341 million gain we recognized on the sale of our U.K. North Sea business, upon the recommendation of our chief executive officer, the committee elected to carry $10.4 million of the 2007 pool over to 2008 and $4.2 million over to 2009. The allocation of awards among employees was based upon an employee’s impact on our 2007 results (weighted approximately 50%) and overall value to our company (including consideration of future expectations) (weighted approximately 50%). The committee established awards for each of our named executive officers (other than our chief executive officer) after considering the recommendations of our chief executive officer and Hewitt. Based on these recommendations, about 50% of the grants to these executive officers were in the form of long-term cash awards. The committee established the award for our chief executive officer after reviewing his self-evaluation and after considering Hewitt’s recommendations.
     Awards granted under our incentive compensation plan to the named executive officers in February 2008 and February 2007 for the 2007 performance period and the 2006 performance period, respectively, are presented under “Bonus” in the Summary Compensation on page 16. Incentive compensation awards for our named executive officers represented between 50% and 58% of their total compensation for 2007. These percentages also are consistent with our “pay for performance” philosophy. The percentage change in the incentive compensation awards granted to our named executive officers for the 2007 performance period as compared to the 2006 performance period ranged from a decrease of 8% to an increase of 76% (increases of 17% for Mr. Trice, 4% for Mr. Rathert, 76% for Mr. Packer and 60% for Mr. Schneider and a decrease of 8% for Mr. Boothby).
     Mr. Trice’s increase recognizes his efforts to achieve the goals he presented to the committee in February 2007 and the resumption of the duties of president in October 2007. Mr. Rathert’s award recognizes the increase in his leadership responsibilities, his major role in several significant transactions and his mentoring of future leaders. Mr. Packer’s large increase reflects his exceptional performance in 2007, including his role in our acquisition of Stone Energy’s Rocky Mountain assets for $578 million in June 2007, and the critical leadership role he is expected to play in the future. Mr. Schneider’s increase reflects his instrumental role in building our U.K. North Sea business unit and in the very successful sale of the unit in August 2007 and his significant effort to grow our international operations. Mr. Boothby’s 2007 award was in recognition of the growth in production and reserves in the Mid-Continent and the critical leadership role he has undertaken and is expected to play in the future. Mr. Boothby’s 2006 award was 72% higher than his award in 2005 in recognition of his leadership and vision in developing our two major plays in the Mid-Continent — the Woodford Shale and the Mountain Front Wash. Mr. Boothby’s award for 2007 was less than 2006 on a relative basis primarily because of the large award he received for 2006. The committee also considered the compensation adjustments and shares of restricted stock he received in October 2007 in connection with his promotion and relocation to Houston.
     Stock Plans. In February 2007, Mr. Trice was awarded 66,668 shares of performance-based restricted stock and 16,666 time vested restricted stock units, Mr. Rathert was awarded 30,000 shares of performance-based restricted stock and 7,500 time vested restricted stock units, Mr. Boothby was awarded 33,334 shares of performance-based restricted stock and 8,333 time vested restricted stock units and Messrs. Packer and Schneider were each awarded 20,000 shares of performance-based restricted stock and 5,000 time vested restricted stock units. These awards were granted to provide our named executive officers with further incentive with respect to our future performance and to further align their interests with those of our stockholders. The time-vested units, in particular, are intended to provide a stronger retention element and make our long term equity program more competitive with other companies in our industry. In connection with Mr. Boothby’s promotion and relocation to Houston described above, he was granted 12,000 shares of restricted stock on October 1, 2007.
     All of the shares of restricted stock and restricted stock units were awarded under our 2004 omnibus stock plan. The fair value of the awards on their grant date is reflected in the table under “Grants of Plan-Based Equity Awards in 2007” beginning on page 17.

Summary Compensation Table
     The following table sets forth certain information with respect to the compensation of our named executive officers for the years ended December 31, 2007 and 2006.

						Nonqualified
						Deferred	All
			Bonus(1)		Stock	Compensation	Other
Name and Principal Position	Year	Salary	Current	Long-Term	Awards(2)	Earnings(3)	Compensation(4)	Total
David A. Trice	2007	$520,833	$1,350,000	$1,350,000	$1,839,945	$18,692	$53,117	$5,132,587
President, Chief Executive Officer	2006	475,000	1,150,000	1,150,000	1,718,193	46,331	47,387	4,586,911
and Chairman of the Board

Terry W. Rathert	2007	291,667	625,000	625,000	926,704	6,328	33,706	2,508,405
Senior Vice President, Chief	2006	272,833	600,000	600,000	856,374	20,550	31,296	2,381,053
Financial Officer and Secretary

Lee K. Boothby	2007	254,583	575,000	575,000	698,708	4,760	20,073	2,128,124
Senior Vice President–	2006	210,833	625,000	625,000	431,700	5,124	19,834	1,917,491
Acquisitions and Business Development

Gary D. Packer	2007	223,333	550,000	550,000	543,865	4,096	25,584	1,896,878
Vice President – Rocky Mountains	2006	197,083	312,500	312,500	460,688	3,274	23,468	1,309,513

William D. Schneider	2007	223,333	500,000	500,000	573,441	4,880	24,624	1,826,278
Vice President – International	2006	211,667	312,500	312,500	468,977	4,129	23,614	1,333,387

(1)	Reflects cash incentive compensation awards paid in February 2008 and 2007, based upon performance in 2007 and 2006, respectively, pursuant to our incentive compensation plan. See “Compensation Discussion and Analysis” beginning on page 11. Long-term awards are paid in four annual installments, each installment consisting of 25% of the award plus interest.

(2)	Reflects compensation expense computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), disregarding any estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of awards granted in 2007, see Note 10, “Stock-Based Compensation,” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

(3)	Reflects “above-market” interest (as defined in SEC rules) earned (a) in 2007 and 2006 on long-term cash awards under our incentive compensation plan and (b) in 2006 on compensation deferred pursuant to our deferred compensation plan for highly compensated employees.

(4)	For 2007, reflects (a) the amount we credited under our deferred compensation plan for highly compensated employees or contributed to our 401(k) plan for the benefit of the named executive officer ($41,667 for Mr. Trice, $23,333 for Mr. Rathert, $15,500 for Mr. Boothby and $17,867 for each of Messrs. Packer and Schneider), (b) the compensation cost computed in accordance with SFAS No. 123(R) attributable to each named executive officer’s participation in our employee stock purchase plan ($9,218 for Mr. Trice, $8,599 for Mr. Rathert, $3,295 for Mr. Boothby and $6,601 for each of Messrs. Packer and Schneider, (c) club dues paid by us of $2,077 for Mr. Trice, $1,618 for Mr. Rathert, $1,123 for Mr. Boothby and $960 for Mr. Packer and (d) premiums we paid of $156 with respect to term life insurance for the benefit of each named executive officer.

Grants of Plan-Based Equity Awards in 2007
     The following table contains information with respect to the named executive officers concerning grants of plan-based restricted stock and restricted stock unit awards during 2007. No stock options were granted to the named executive officers in 2007.

			Estimated Future Payouts Under
			Equity Incentive Plan Awards(1)			All Other Awards:	Grant Date
			Threshold		Maximum	Restricted Stock	Fair Value of
Name	Grant Date		Shares	Target Shares	Shares	and Units(2)	Stock Awards(3)
David A. Trice	02/14/07		—	33,334	66,668	—	$801,349
	02/14/07		—	—	—	16,666	690,722

Terry W. Rathert	02/14/07		—	15,000	30,000	—	360,600
	02/14/07		—	—	—	7,500	310,838

Lee K. Boothby	02/14/07		—	16,667	33,334	—	400,675
	02/14/07		—	—	—	8,333	345,361
	10/01/07	(4)	—	—	—	12,000	579,660

Gary D. Packer	02/14/07		—	10,000	20,000	—	240,400
	02/14/07		—	—	—	5,000	207,225

William D. Schneider	02/14/07		—	10,000	20,000	—	240,400
	02/14/07		—	—	—	5,000	207,225

(1)	Reflects shares of performance-based restricted stock awarded under our 2004 omnibus stock plan.

(2)	Reflects time vested restricted stock units awarded in February 2007 and time vested shares of restricted stock awarded in October 2007, in each case, under our 2004 omnibus stock plan.

(3)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123(R).

(4)	On July 26, 2007, Mr. Boothby was elected Senior Vice President – Acquisitions & Business Development and, subject to Mr. Boothby’s relocation to Houston, Texas and the assumption of his new duties, he was awarded the indicated shares of restricted stock effective as of October 1, 2007.
     Subject to continuous employment, the 12,000 time vested shares of restricted stock granted to Mr. Boothby in October 2007 vest on October 1, 2010. The time vested restricted stock units granted to our named executive officers in February 2007 vest, subject to continuous employment, in three equal installments on the second, third and fourth anniversary of the date of grant. The restricted stock units will not be forfeited if the executive’s employment with us is terminated by reason of a “qualified retirement” (as defined in the award agreement). In addition, upon a “change of control” (as defined in our 2004 omnibus stock plan), all of the restricted stock units and shares of restricted stock will vest.
     The performance-based shares of restricted stock awarded to our named executive officers in February 2007 were divided equally between “Base Restricted Shares” and “Bonus Restricted Shares.” To the extent declared and paid, dividends will be paid on restricted shares. Generally, the restricted shares will be forfeited if an executive officer does not remain continuously employed through March 1, 2010. The restricted shares will not be forfeited if the executive’s employment with us is terminated by reason of a “qualified retirement” (as defined in the award agreement). In addition, upon a “change of control” (as defined in our 2004 omnibus stock plan), the Base Restricted Shares will vest and become nonforfeitable and the forfeiture restrictions with respect to the Bonus Restricted Shares will lapse in accordance with the schedule set forth below assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs. If not previously forfeited, the forfeiture restrictions will lapse on March 1, 2010 in accordance with the schedule set forth below. All shares subject to forfeiture restrictions immediately following that date will be forfeited.

	Percentage of Base Restricted Shares as To Which	Percentage of Bonus Restricted Shares as To Which
TSR Rank	Forfeiture Restrictions Lapse	Forfeiture Restrictions Lapse
Top 6	100%	100%
Top 7	100%	87.5%
Top 8	100%	75%
Top 9	100%	62.5%
Top 10	100%	50%
Top 11	100%	40%
Top 12	100%	30%
Top 13	100%	20%
Top 14	100%	10%
Top 15	100%	0%
Top 16	90%	0%
Top 17	80%	0%
Top 18	70%	0%
Top 19	60%	0%
Top 20	50%	0%
Below 20	0%	0%
     “TSR Rank” means our rank from one to one plus the total number of companies and indices comprising the Qualified Peer Group, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return.
     “Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to our common stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (i) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (ii) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (iii) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2010.
     “Qualified Peer Group” means (i) the Dow Jones Industrial Average Index, (ii) the S&P 500 Index and (iii) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the Measurement Period. Pogo Producing Company was included in the “Initial Peer Group” but no longer qualifies for the “Qualified Peer Group.” As a result, 26 companies and two indices remain in the “Qualified Peer Group.”
     “Initial Peer Group” means the following 27 companies: Apache Corporation, Anadarko Petroleum Corporation, Berry Petroleum Company, Bill Barrett Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Questar Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, Talisman Energy Inc., Ultra Petroleum Corp., Inc., W&T Offshore, Inc. and XTO Energy Inc.
     “Measurement Period” means the period beginning on March 1, 2007 and ending on February 28, 2010.

Outstanding Equity Awards at December 31, 2007
     The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2007.

					Stock Awards
								Equity
								Incentive Plan
					Number of			Awards:		Equity Incentive
	Option Awards				Shares of		Market Value	Number of		Plan Awards:
	Number of Securities				Stock or		of Shares of	Unearned		Market Value of
	Underlying		Option	Option	Units That		Stock or Units	Shares That		Unearned Shares
	Unexercised Options		Exercise	Expiration	Have Not		That Have	Have Not		That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Not Vested(1)	Vested(2)		Vested(1)
David A. Trice	20,000	—	$12.69	05/16/09	16,666	(3)	$878,298	66,668	(3)	$3,513,404
	60,000	—	14.91	02/10/10	—		—	60,000	(4)	3,162,000
	40,000	—	19.02	02/09/11	—		—	80,000	(5)	4,216,000
	40,000	—	16.87	02/07/12	66,667	(6)	3,513,351	—		—
	40,000	—	17.84	11/26/12

Terry W. Rathert	10,000	—	7.97	09/01/08	7,500	(3)	395,250	30,000	(3)	1,581,000
	40,000	—	14.91	02/10/10	—		—	34,000	(4)	1,791,000
	20,000	—	19.02	02/09/11	—		—	35,000	(5)	1,844,500
	30,000	—	16.87	02/07/12	40,000	(6)	2,108,000	—		—
	20,000	—	17.84	11/26/12

Lee K. Boothby	4,500	—	19.02	02/09/11	8,333	(3)	439,149	33,334	(3)	1,756,702
	3,000	—	16.25	08/14/12	12,000	(3)	632,400	—		—
					—		—	20,000	(4)	1,054,000
					—		—	20,000	(5)	1,054,000
					16,000	(6)	843,200	—		—

Gary D. Packer	20,000	—	14.57	11/14/09	5,000	(3)	263,500	20,000	(3)	1,054,000
	15,000	—	19.02	02/09/11	—		—	20,000	(4)	1,054,000
	18,000	—	16.87	02/07/12	—		—	20,000	(5)	1,054,000
	15,000	—	16.25	08/14/12	20,000	(6)	1,054,000	—		—

William D. Schneider	3,000	—	19.02	02/09/11	5,000	(3)	263,500	20,000	(3)	1,054,000
	12,000	—	16.87	02/17/12	—		—	20,000	(4)	1,054,000
	10,000	—	17.84	11/26/12	—		—	24,000	(5)	1,264,800
					20,000	(6)	1,054,000	—		—

(1)	Calculated by multiplying the number of shares of restricted stock that have not vested by the closing price of our common stock on the NYSE on December 31, 2007 of $52.70.

(2)	Reflects the maximum number of shares of restricted stock covered by each award.

(3)	Reflects performance-based shares of restricted stock and time vested restricted stock units that were awarded to the named executive officers on February 14, 2007 and 12,000 time vested shares of restricted stock that were awarded to Mr. Boothby on October 1, 2007, in each case, under our 2004 omnibus stock plan. See “Grants of Plan-Based Equity Awards in 2007” immediately above for the terms of these awards.

(4)	Reflects shares of restricted stock that were awarded on February 14, 2006 pursuant to our 2004 omnibus stock plan. Generally, the restricted shares will be forfeited if an executive officer does not remain continuously employed through March 1, 2009. The restricted shares will not be forfeited if the executive’s employment with us is terminated by reason of a “qualified retirement” (as defined in the award agreement). In addition, upon a “change of control” (as defined in our 2004 omnibus stock plan), the Base Restricted Shares will vest and become nonforfeitable and the forfeiture restrictions with respect to the Bonus Restricted Shares will lapse in accordance with the schedule set forth below assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs. If not previously forfeited, the forfeiture restrictions will lapse on March 1, 2009, in accordance with the schedule set forth below. All shares subject to forfeiture restrictions immediately following that date will be forfeited.

	Percentage of Base Restricted Shares as to Which	Percentage of Bonus Restricted Shares as to
TSR Rank	Forfeiture Restrictions Lapse	Which Forfeiture Restrictions Lapse
Top 6	100%	100%
Top 7	100%	87.5%
Top 8	100%	75%
Top 9	100%	62.5%
Top 10	100%	50%
Top 11	100%	40%
Top 12	100%	30%
Top 13	100%	20%
Top 14	100%	10%
Top 15	100%	0%
Top 16	90%	0%
Top 17	80%	0%
Top 18	70%	0%
Top 19	60%	0%
Top 20	50%	0%
Below 20	0%	0%
“TSR Rank” means our rank from one to one plus the total number of companies and indices comprising the Qualified Peer Group, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return.
“Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to our common stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (i) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (ii) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (iii) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2009.
“Qualified Peer Group” means (i) the Dow Jones Industrial Average Index, (ii) the S&P 500 Index and (iii) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the Measurement Period. The following companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”: Kerr-McGee Corporation, Pogo Producing Company, the Houston Exploration Company, and Western Gas Resources, Inc. As a result, 23 companies and two indices remain in the “Qualified Peer Group.”
“Initial Peer Group” means the following 27 companies: Apache Corporation, Anadarko Petroleum Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Questar Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, Talisman Energy Inc., Ultra Petroleum Corp., Inc., Western Gas Resources, Inc. and XTO Energy Inc.
“Measurement Period” means the period beginning on March 1, 2006 and ending on February 28, 2009.
(5)	Reflects shares of restricted stock that were granted on February 8, 2005 pursuant to our 2004 omnibus stock plan and vest in accordance with the schedule below. No restricted shares vested with respect to the Measurement Period ended January 31, 2008.

		Percentage of Restricted Shares
Measurement period	TSR Rank	Remaining unvested that vest
36 Months Ending January 31, 2008	Top 7	100%
	Top 10	50%
	Top 15	33 1/3%
	Below 15	0%
48 Months Ending January 31, 2009	Top 7	100%
	Top 10	80%
	Top 15	50%
	Below 15	0%
60 Months Ending January 31, 2010	Top 7	100%
	Top 10	100%
	Top 15	100%
	Below 15	0%
“TSR Rank” means our rank from one to one plus the number of companies and indices comprising the Qualified Peer Group for the relevant Measurement Period set forth in the schedule above with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return for such Measurement Period.
“Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock, the common stock of each company in the Qualified Peer Group and each index in the Qualified Peer Group for such Measurement Period if (a) $100 were invested in our common stock, the common stock of each such company and each such index at the beginning of such Measurement Period based on the closing price of the applicable common stock or index on January 31, 2005, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock or such index at the end of such Measurement Period equaled the average closing price for the last ten trading days occurring on or before the last January 31 of such Measurement Period.
“Qualified Peer Group” means the Dow Jones Industrial Average Index, the S&P 500 Index and each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period. The following Companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”: Burlington Resources Inc., Kerr-McGee Corporation, Pogo Producing Company, Spinnaker Exploration Company, The Houston Exploration Company, Vintage Petroleum, Inc. and Western Gas Resources, Inc. As a result, 20 companies and two indices remain in the “Qualified Peer Group.”
“Initial Peer Group” means the following 27 companies: Apache Corporation, Anadarko Petroleum Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, Cabot Oil & Gas Corporation, Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Southwestern Energy Company, Spinnaker Exploration Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, Talisman Energy Inc., Ultra Petroleum Corp., Vintage Petroleum, Inc., Western Gas Resources, Inc. and XTO Energy Inc.
(6)	Reflects shares of restricted stock that were awarded on February 12, 2003 pursuant to our 2000 omnibus stock plan. Mr. Trice was awarded 100,000 restricted shares, Mr. Rathert was awarded 60,000 restricted shares, Mr. Boothby was awarded 24,000 restricted shares, and Messrs. Packer and Schneider were each awarded 30,000 restricted shares. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares may vest earlier, in accordance with the schedule listed below. With respect to the Measurement Period ended January 31, 2006, 33 1/3% of the restricted shares vested. No restricted shares vested with respect to the Measurement Period ended January 31, 2007 or January31, 2008.

		Percentage of Restricted Shares
Measurement period	TSR Rank	Remaining unvested that vest
36 Months Ending January 31, 2006	Top 25%	100%
	Top 33 1/3%	50%
	Top 50%	33 1/3%
	50% or Below	0%
48 Months Ending January 31, 2007	Top 25%	100%
	Top 33 1/3%	80%
	Top 50%	50%
	50% or Below	0%
60 Months Ending January 31, 2008	Top 25%	100%
72 Months Ending January 31, 2009	Top 33 1/3%	100%
90 Months Ending January 31, 2010	Top 50%	50%
102 Months Ending January 31, 2011	50% or Below	0%
“TSR Rank” means the result (expressed as a percentage) obtained by dividing (a) our rank from one to one plus the number of Qualified Peer Companies for the relevant Measurement Period set forth in the schedule above with us and each such other company ranked from best to worst based on each such company’s Total Stockholder Return for such Measurement Period by (b) one greater than the number of Qualified Peer Companies for such Measurement Period.
“Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock and the common stock of each Qualified Peer Company for such Measurement Period if (a) $100 were invested in the common stock of each such company at the beginning of such Measurement Period based on the closing price of the applicable common stock on January 31, 2003, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock at the end of such Measurement Period equaled the closing price on the last trading day occurring on or before the last January 31 of such Measurement Period.
“Qualified Peer Company” means each company included in the Initial Peer Group that (a) has been listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period and (b) has not at any time during the relevant Measurement Period had a significant change in its capital structure or ownership as a result of a merger, consolidation, recapitalization, reorganization or similar transaction such that, in the discretion of the Compensation & Management Development Committee of our Board, such company should no longer be considered as one of our peers. The following companies no longer meet the definition of a “Qualified Peer Company”: Pogo Producing Company, The Houston Exploration Company, Westport Resources Corporation, Tom Brown Inc., Kerr-McGee Corporation and Burlington Resources Inc.
“Initial Peer Group” means the following companies and their successors: Pogo Producing Company, Noble Energy, Inc., The Houston Exploration Company, Stone Energy Corporation, XTO Energy Inc., Westport Resources Corporation, Cabot Oil & Gas Corporation, EOG Resources, Inc., Forest Oil Corporation, Chesapeake Energy Corporation, Swift Energy Company, St. Mary Land & Exploration Company, Pioneer Natural Resources Company, Tom Brown Inc., Kerr-McGee Corporation, Apache Corporation, Burlington Resources Inc., Anadarko Petroleum Corporation, Devon Energy Corporation and Murphy Oil Corporation and any other companies designated by the Compensation & Management Development Committee from time to time.

Option Exercises and Stock Awards Vested in 2007
     The following table contains information with respect to the named executive officers concerning option exercises and vesting of awards of shares of restricted stock and restricted stock units during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
Name	Exercise	Exercise	Vesting	Vesting
David A. Trice	—	$—	—	$—

Terry W. Rathert	—	—	—	—

Lee K. Boothby	7,500	215,554	—	—

Gary D. Packer	—	—	—	—

William D. Schneider	—	—	—	—
Nonqualified Deferred Compensation
     The following table contains information with respect to the named executive officers concerning nonqualified deferred compensation at December 31, 2007.

						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions	Contributions	Earnings	Withdrawals/	at December 31,
Name		in 2007(1)	in 2007(1)	in 2007(2)	Distributions	2007
David A. Trice	(3)	$1,350,000	$—	$164,155	$1,234,724	$3,428,155
	(4)	951,167	26,167	212,742	—	2,907,528
Terry W. Rathert	(3)	625,000	—	70,859	556,319	1,521,609
	(4)	127,833	7,833	44,495	—	841,038
Lee K. Boothby	(3)	575,000	—	57,136	404,000	1,352,136
	(4)	99,000	—	13,243	—	248,668
Gary D. Packer	(3)	550,000	—	40,552	310,841	1,063,677
	(4)	2,367	2,367	1,480	—	32,683
William D. Schneider	(3)	500,000	—	44,566	299,826	1,038,753
	(4)	2,367	2,367	3,122	—	69,381

(1)	All amounts were included as compensation in the 2007 Summary Compensation Table.

(2)	Only “above-market” interest (as defined in SEC rules) was included as compensation in the 2007 Summary Compensation Table ($18,692 for Mr. Trice, $6,328 for Mr. Rathert, $4,760 for Mr. Boothby, $4,096 for Mr. Packer, and $4,880 for Mr. Schneider).

(3)	Row reflects long-term cash awards under our incentive compensation plan. Amounts in the “Executive Contributions in 2007” column reflect awards granted in February 2008 based upon performance in 2007. These awards are included in the aggregate balance at December 31, 2007. Only a portion of the December 31, 2007 aggregate balance was included as compensation in the Summary Compensation Table for 2007 and prior years ($3,281,052 for Mr. Trice, $1,456,668 for Mr. Rathert, $1,299,326 for Mr. Boothby, $1,026,919 for Mr. Packer and $1,001,581 for Mr. Schneider).

(4)	Row reflects amounts relating to our deferred compensation plan for highly compensated employees. Only a portion of the December 31, 2007 balance was included in the Summary Compensation Table for 2007 and prior years (approximately $2,654,538 for Mr. Trice, $724,460 for Mr. Rathert, $221,521 for Mr. Boothby, $29,577 for Mr. Packer, and $52,253 for Mr. Schneider).
     Incentive Compensation Plan. Our incentive compensation plan provides for the creation each calendar year of an award pool that generally is equal to 5% of our adjusted net income (as defined in the plan) plus the revenues attributable to designated overriding royalty or similar interest bearing on the interest of certain third party participants. All awards are paid in cash. Awards may consist of both a current and a long-term portion. Long-term cash awards are paid in four annual installments, each installment consisting of 25% of the award plus interest. Long-term cash awards accrue interest at a rate of 6% per year, which may be adjusted by our Board from time to time. Generally, employees are entitled to an installment of a long-term award only if they remain employed by us through the date of payment of the installment. If an employee is terminated by us without cause (as defined in the plan), however, such employee will be entitled to receive regular installments of their outstanding long-term cash awards. Messrs. Rathert and Schneider are entitled to regular installments of their long-term cash awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).
     Deferred Compensation Plan For Highly Compensated Employees. Our deferred compensation plan for highly compensated employees allows an eligible employee to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the employee’s salary. Our contribution with respect to any particular employee under the deferred compensation plan for highly compensated employees is reduced to the extent that we make contributions to our 401(k) plan on behalf of that employee. Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our deferred compensation plan for highly compensated employees. Employee account balances are invested, at the direction of each employee, in substantially the same investment alternatives as are available under our 401(k) plan.
Potential Payments Upon Termination or Change of Control
     Change of Control Severance Agreements. We have entered into change of control severance agreements with our named executive officers. The agreements have an initial term of either two or three years, with automatic daily extensions unless our Board takes action to cease the automatic extensions.
     The agreements, as amended, generally provide for a severance protection period that begins on the date of a change of control of our company and ends on either the second or the third anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreement provides for the following severance benefits: (1) a lump sum cash payment equal to either two or three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment, (2) full vesting of restricted stock awards (other than the Bonus Restricted Shares granted in February 2006 and in February 2007) and stock options (vesting of restricted stock awards and stock options is also covered under our omnibus stock plans), (3) health coverage at active executive rates for either two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive) and (4) outplacement services. If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, such severance benefits do not apply.
     A “change of control” means: (1) we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary); (2) the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock; (3) we sell, lease or exchange all or substantially all of our assets; (4) we are to be dissolved and liquidated; (5) any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or (6) as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board. However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.
     “Good reason” means: (1) a material reduction in the executive’s authority, duties, titles, status or responsibilities or the assignment to the executive of duties or responsibilities inconsistent in any material respect from those previously in effect; (2) any reduction in the executive’s base salary; (3) any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (current and long-term) awarded to the executive for the two most recent years ending prior to the change of control; (4) we fail to obtain a written agreement from any successor to assume and perform the agreements; or (5)

relocation of our principal executive offices by more than 50 miles or the executive is based at any office other than our principal executive offices.
     “Cause” means: (1) willful and continued failure to substantially perform duties; (2) conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude; (3) willful engagement in gross misconduct materially and demonstrably injurious to us; (4) material violation of any of our material policies; or (5) the executive is subject of SEC obtained or issued order for any securities violation involving fraud.
     If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement (other than the vesting of stock awards) is subject to the executive’s execution of a comprehensive release, which contains a confidentiality agreement. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).
     The agreements with Messrs. Trice, Rathert and Boothby provide for a three year initial term, a three year severance protection period, a three times multiplier for determining cash severance payment and three years of health coverage, while the agreements with Messrs. Packer and Schneider provides for a two year initial term, a two year severance protection period, a two times multiplier for determining the cash severance payment and two years of health coverage. All five agreements provide for automatic daily extensions unless our Board takes action to cease the automatic extensions.
     Omnibus Stock Plans. Under our 2000, 2004 and 2007 omnibus stock plans, stock options will fully vest and shares of restricted stock and restricted stock units (other than the Bonus Restricted Shares granted in February 2006 and in February 2007) will fully vest and become nonforfeitable upon a change of control (as defined in the plans).
     The Bonus Restricted Shares awarded in February 2006 and in February 2007 will be forfeited upon a change of control (as defined in our 2004 omnibus stock plan) occurring prior to March 1, 2008 and March 1, 2009, respectively. If a change of control occurs on or after March 1, 2008 or March 1, 2009, as applicable, forfeiture restrictions with respect to Bonus Restricted Shares will lapse in accordance with the schedule set forth in footnote 4 to the table appearing under “Outstanding Equity Awards at December 31, 2007” beginning on page 19 for the February 2006 awards and in accordance with the schedule appearing under “Grants of Plan-Based Equity Awards in 2007” beginning on page 17, each assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs.
     Incentive Compensation Plan. Under our incentive compensation plan, unpaid installments of long-term cash awards for Messrs. Trice, Boothby and Packer will fully vest upon a change of control (as defined in the plan). In addition, all of our named executive officers are entitled to full payment of their aggregate balance in our incentive compensation plan upon such a change of control. See “Nonqualified Deferred Compensation” beginning on page 22.
     Deferred Compensation Plan. Upon termination of their employment with us, our named executive officers are entitled to full payment of their balance in our deferred compensation plan for highly compensated employees. See “Nonqualified Deferred Compensation” beginning on page 22.

     The following table sets forth the potential payments due to named executive officers assuming the executive’s employment was terminated by us without cause or by the executive for good reason at December 31, 2007, immediately following a change of control.

				Restricted
			Long-Term	Stock and	Option
			Cash Awards	Stock Units	Awards
			Unvested and	Unvested and	Unvested	Health	Placement
		Bonus	Accelerated	Accelerated	and	Coverage	Services	Excise Tax
Name	Salary	(1)	(2)	(3)	Accelerated	(4)	(5)	Gross-Up	Total
David A. Trice	$1,575,000	$7,200,000	$2,096,528	$11,945,351	$—	$3,960	$30,000	$7,513,451	$31,762,762

Terry W. Rathert	882,000	3,450,000	—	6,034,203	—	5,940	30,000	3,356,176	14,383,366

Lee K. Boothby	900,000	2,962,500	777,590	4,374,153	—	40,500	30,000	3,121,831	17,625,321

Gary D. Packer	450,000	1,325,000	517,527	3,425,553	—	27,000	30,000	2,010,616	8,537,643

William D. Schneider	450,000	1,625,000	—	3,530,953	—	3,960	30,000	—	7,309,260

(1)	In calculating the amount payable in respect of the executive’s bonus, we have assumed the termination occurred immediately following December 31, 2007.

(2)	Because Messrs. Rathert and Schneider have been continuously employed since December 31, 1992, they were vested in their unpaid long-term cash awards at the time of grant.

(3)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on the NYSE on December 31, 2007 of $52.70.

(4)	Reflects the estimated cost to us to provide existing medical and dental benefits to each executive for the time period specified in each executive’s agreement (three years for Messrs. Trice, Rathert and Boothby and two years for Messrs. Packer and Schneider). Amounts for Messrs. Trice, Rathert and Schneider are net of retiree medical benefits for which they were qualified at December 31, 2007.

(5)	Represents the maximum benefit available to each executive.
Non-Employee Director Compensation
     The following table contains information with respect to 2007 compensation for our non-employee directors.

	Fees Earned	Stock	All Other
Name	or Paid in Cash	Awards(1)	Compensation(2)	Total
Howard H. Newman	$56,500	$91,655	$—	$148,155

Thomas G. Ricks	77,500	91,655	—	169,155

C.E. (Chuck) Shultz	89,500	91,655	1,000	182,155

Dennis R. Hendrix	63,250	91,655	—	154,905

Philip J. Burguieres	57,250	91,655	—	148,905

John Randolph Kemp III	61,750	91,655	—	153,405

J. Michael Lacey	58,000	91,655	—	149,655

Joseph H. Netherland	58,000	91,655	—	149,655

J. Terry Strange	61,750	91,655	—	153,405

Pamela J. Gardner	61,750	91,655	—	153,405

Juanita F. Romans	61,750	91,655	—	153,405

(1)	Reflects compensation expense recognized for financial statement reporting purposes in 2007 in accordance with SFAS No. 123(R), disregarding any estimated forfeitures related to service-based vesting conditions. Amounts include a pro rata portion of the grant in May 2006 and the grant in May 2007. The grant date fair value of each 2007 award and 2006 award computed in accordance with SFAS No. 123(R) was $99,506 and 75,954, respectively. For the assumptions used in the valuation of the awards, see Note 10, “Stock-Based Compensation,” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC. Each non-employee director held 2,211 restricted shares at December 31, 2007.

(2)	Reflects charitable contributions during 2007 pursuant to our matching gift program for non-employee directors. Under this program, we match our non-employee directors’ charitable contributions up to $1,000 per year.

     Only non-employee directors are compensated for serving as directors. For purposes of annual fees, an annual period begins on the date of our annual meeting of stockholders and ends on the date of our next annual meeting. For the annual period beginning in May 2006, our directors were paid an annual fee of $40,000. The chairpersons of the Audit Committee and Compensation & Management Development Committee were paid an additional annual fee of $15,000 and the chairperson of the Nominating & Corporate Governance Committee was paid an additional annual fee of $6,000 during that period. Effective as of the annual period beginning in May 2007, the annual fee to directors increased to $50,000 and our Lead Director became entitled to an additional annual fee of $15,000. In addition to annual fees, directors receive a fee of $1,500 for each board meeting and committee meeting not held on the same day as a board meeting and a fee of $750 for each telephonic board or committee meeting. In addition, directors are paid a fee of $1,000 for each committee meeting held on the same day as a board meeting if the committee meeting lasts for a substantial period of time. Our non-employee directors earned $1,716,205 in the aggregate in 2007 as compensation for serving as directors. Non-employee directors also are reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.
     Director stock awards are granted pursuant to our non-employee director restricted stock plan. Each of our non-employee directors who was in office immediately after our 2007 annual meeting of stockholders was granted restricted shares with a market value of $100,000 based on the closing sales price of our common stock on the date of the annual meeting. In addition, each non-employee director who is appointed to our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $100,000 based on the closing sales price of our common stock on the date of appointment. With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 200,000 restricted shares were initially available for issuance pursuant to our non-employee director restricted stock plan. As of February 29, 2008, there were 85,592 restricted shares available for grant and 24,321 restricted shares outstanding under our non-employee director restricted stock plan.
     Each of Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland, Newman, Ricks, Shultz and Strange, Ms. Gardner and Ms. Romans were granted 2,211 restricted shares on May 3, 2007, the date of our 2007 annual meeting of stockholders.
Equity Compensation Plans
     The table below provides information relating to our equity compensation plans as of December 31, 2007.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon		For Future Issuance
	Exercise of	Weighted Average	Under Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected In
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by our stockholders	3,797,390	$24.21	2,572,946

Equity compensation plans not approved by our stockholders	N/A	N/A	N/A

Total	3,797,390	$24.21	2,572,946

     All of our equity compensation plans have been approved by our stockholders.
Compensation Committee Interlocks and Insider Participation
     Messrs. Hendrix, Kemp, Netherland, Lacey and Shultz served during all of 2007 on the Compensation & Management Development Committee of our Board. There were no “interlocks” among any of the members of the committee and any of our executive officers.

     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, are minority owners of Huffco International L.L.C. In May 1997, prior to Mr. Trice and Ms. Riggs joining us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil and gas over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6 million). At December 31, 2007, Newfield China had approximately $31 million of unrecovered exploration and production costs. We anticipate that Newfield China will begin paying preferred dividends in the second quarter of 2009. Based on our estimate of the net present value of the proved reserves associated with the unit, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Mr. Trice and Ms. Riggs had a net present value of approximately $256,000 and $99,000, respectively, at December 31, 2007.
Interests of Management and Others in Certain Transactions
     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, own an indirect interest in preferred shares of Newfield China, one of our subsidiaries. See “Compensation Committee Interlocks and Insider Participation” immediately above.
     Mr. Trice and Dennis R. Hendrix, one of our directors, serve as directors of Grant Prideco Inc. During 2007, we paid Grant Prideco approximately $2.9 million for services rendered to us in the ordinary course of business. Grant Prideco provides pipe inspection, testing, threading and coating services to the oil and gas exploration and production industry.
     Mr. Trice serves on the board of directors of Hornbeck Offshore Services, Inc. In 2007, we paid Hornbeck approximately $8.2 million for marine transportation services rendered to us in the ordinary course of business. Hornbeck provides marine vessel services to the offshore oil and gas exploration and production industry.
     Philip J. Burguieres, one of our directors, also is a director of JPMorgan Chase Texas (JPM Texas). Affiliates of JPM Texas are the agent and a lender under our revolving credit facility. We also are parties to commodity and interest rate hedge agreements with affiliates of JPM Texas.
     C. E. Shultz, one of our directors, also is a director of Enbridge Inc. During 2007, we paid Enbridge approximately $0.2 million for oil and gas transportation services rendered to us in the ordinary course of business. Enbridge provides oil and gas transportation services to the oil and gas exploration and production industry.
     Joseph H. Netherland, one of our directors, is the Chairman of the Board of FMC Technologies, Inc. Philip J. Burguieres, one of our directors, also is a director of FMC. During 2007, we paid FMC approximately $7.2 million for services rendered to us in the ordinary course of business. FMC provides well completion services, crane operations, emergency response service, welding services, valve reconditioning and repair services and other energy services to the oil and gas exploration and production industry.
     In connection with our request that Lee K. Boothby, one of our executive officers, relocate from our Tulsa, Oklahoma office to our corporate headquarters in Houston, Texas, we engaged a relocation service to purchase Mr. Boothby’s home in Tulsa, Oklahoma. On December 19, 2007, Mr. Boothby and the relocation service entered into an agreement to purchase Mr. Boothby’s home for $950,000. The purchase price was based on an appraisal prepared by an independent appraisal service. The sale of the home closed on January 15, 2008. At the time of the sale, the relocation service and Mr. Boothby entered into a lease agreement providing for Mr. Boothby to lease the home from the relocation service until June 1, 2008 for monthly rent of $3,600. When the relocation service sells the home to a third party after June 1, 2008, we will be responsible for all costs associated with the sale customarily paid by the seller and we will be entitled to any gain, and will be responsible for any loss, on the sale of the home. Fees payable to the relocation service in connection with the purchase and sale of the home will be less than $5,000.
     We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are addressed on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2007.
Compensation & Management Development Committee Report
     The Compensation & Management Development Committee of the Newfield Board of Directors currently consists of the five directors whose names appear below. Each member of the Committee is “independent” as defined in Section 303A.00 of the NYSE’s listing standards. The primary purposes of the Committee are:
•	reviewing, evaluating and approving the compensation of Newfield’s executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in Newfield’s proxy statement for its annual meeting of stockholders;

•	overseeing the evaluation and development of Newfield’s management; and

•	overseeing succession planning for Newfield’s chief executive and other senior executive officers.
     The Committee performs the specific functions set forth in its charter, which is available on Newfield’s website. Go to http://www.newfield.com and then to the “Corporate Governance — Overview” tab.
     The Committee held four meetings in person or by telephone conference during 2007.
     The Committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis included in Newfield’s proxy statement for its 2008 annual meeting of stockholders. Based on this review and discussion, the Committee recommended to the Board of Directors of Newfield that the Compensation Discussion and Analysis be included in the proxy statement filed with the SEC.
     This report is submitted on behalf of the Compensation & Management Development Committee.

C. E. (Chuck) Shultz, Chairman
Dennis R. Hendrix
John Randolph Kemp III
J. Michael Lacey
Joseph H. Netherland

Audit Committee Report
     The Audit Committee of the Newfield Board of Directors currently consists of the five directors whose names appear below. Each member of the Committee is “independent” as defined in Section 303A.00 of the NYSE’s listing standards. The primary purposes of the Committee are:
•	appointing, retaining and terminating Newfield’s independent public accountants;

•	monitoring the integrity of Newfield’s financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of Newfield’s independent public accountants;

•	evaluating the performance of Newfield’s internal audit function and independent public accountants; and

•	monitoring Newfield’s compliance with legal and regulatory requirements.
The Committee performs the specific functions set forth in its charter, which is available on our website. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab.
     The Committee held six meetings in person or by telephone conference during 2007. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent public accountants.
     The Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent accountants, the audited financial statements of Newfield included in its annual report on Form 10-K for the year ended December 31, 2007.
     The Committee also has discussed with Newfield’s independent public accountants the matters required to be discussed pursuant to SAS 61, 89 and 90, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” The Committee has received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP such independent accountants’ independence. The Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
     Based on the review and discussion referred to above, the Committee recommended to Newfield’s Board of Directors that the audited financial statements be included in Newfield’s annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC.
     This report is submitted on behalf of the Audit Committee.

Thomas G. Ricks, Chairman
J. Terry Strange
John R. Kemp, III
Pamela J. Gardner
Juanita F. Romans

Principal Accountant Fees and Services
     Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2006 were:

Category of Service	2006	2007
Audit fees	$1,657,500	$1,628,950
Audit related fees	43,100	26,243
Tax fees	77,810	29,805
All other fees	—	—

Total	$1,778,410	1,684,998

     The audit fees for both years were for professional services rendered in connection with the audit of our 2006 and 2007 consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the statutory audit fees in the U.K. and Malaysia and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC.
     Audit related fees for 2007 were for a U.S. GAAP/SEC update presentation and for licensing fees for access to a technical literature database. Audit related fees for 2006 were for consultation regarding our implementation of new accounting pronouncements during the year and licensing fees for access to a technical literature database.
     Tax fees for 2007 were for services related to tax compliance. Tax fees for 2006 were for services related to tax compliance, including the preparation of international tax returns and tax planning advice.
     PricewaterhouseCoopers did not provide us any financial information systems design or implementation services during 2007 or 2006.
     The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent accountants as well as the fees charged for these services. The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our public accountants.

ITEM 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The Audit Committee of our Board appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2008. We are advised that no member of PricewaterhouseCoopers has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
     If the appointment is not ratified, the Audit Committee will consider the appointment of other independent accountants. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.
OTHER INFORMATION
     Our Board does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
     A copy of our annual report for the year ended December 31, 2007 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.
STOCKHOLDER PROPOSALS
     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at our 2009 annual meeting of stockholders must forward the proposal to our Secretary, at the address indicated on the cover page of this proxy statement, so that our Secretary receives it no later than November 19, 2009. Any notice of a proposal to be considered at our 2009 annual meeting of stockholders also should be submitted to our Secretary. Any such notice will be considered untimely if not received by our Secretary on or before February 1, 2009.

By order of the Board of Directors,

Terry W. Rathert
Secretary
March 17, 2008

1                         ☐☐
NEWFIELD EXPLORATION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 1, 2008
This Proxy is Solicited on Behalf of the Board of Directors of Newfield Exploration Company

PROXY
     The undersigned hereby appoints David A. Trice, Terry W. Rathert and John Marziotti, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday, May 1, 2008 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.
(Continued and to be signed on the reverse side)
COMMENTS:

☐☐
14475   ☐☐

ANNUAL MEETING OF STOCKHOLDERS OF
NEWFIELD EXPLORATION COMPANY
May 1, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
☐☐ 21230000000000001000 7	050108
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2009.			Item 2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	David A. Trice
		¡	Howard H. Newman
☐	WITHHOLD AUTHORITY	¡	Thomas G. Ricks	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.
	FOR ALL NOMINEES	¡	C. E. (Chuck) Shultz
☐	FOR ALL EXCEPT (See instructions below)	¡ Dennis R. Hendrix ¡ Philip J. Burguieres ¡ John Randolph Kemp III ¡ J. Michael Lacey ¡ Joseph H. Netherland ¡ J. Terry Strange ¡ Pamela J. Gardner ¡ Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here:●
I plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐☐	☐☐

ANNUAL MEETING OF STOCKHOLDERS OF
NEWFIELD EXPLORATION COMPANY
May 1, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on–screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
☐☐ 21230000000000001000 7	050108
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2009.			Item 2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	David A. Trice
		¡	Howard H. Newman
☐	WITHHOLD AUTHORITY	¡	Thomas G. Ricks	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.
	FOR ALL NOMINEES	¡	C. E. (Chuck) Shultz
☐	FOR ALL EXCEPT (See instructions below)	¡ Dennis R. Hendrix ¡ Philip J. Burguieres ¡ John Randolph Kemp III ¡ J. Michael Lacey ¡ Joseph H. Netherland ¡ J. Terry Strange ¡ Pamela J. Gardner ¡ Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s)’ mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here:●
I plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐☐	☐☐